Exhibit 10.1

COMPUTER PROGRAMS AND SYSTEMS, INC.

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”) is made and entered into as of __________, by and between __________, a resident of the State of __________ (the “Executive”), and Computer Programs and Systems, Inc., a Delaware corporation (the “Company”).

1. Termination of Employment Without Cause.

(a) The Executive’s employment by the Company may be terminated by either the Company or the Executive at any time and for any reason, including by the Company without Cause (as defined below). In the event of a termination of the Executive’s employment by the Company without Cause, the Company shall deliver a written notice of termination (“Notice of Termination”) to the Executive in accordance with Section 19 hereof. The Notice of Termination shall specify the date that the Executive’s employment by the Company will terminate (the “Termination Date”), which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered. Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”).

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform the Executive’s duties as shall be determined from time to time by the Company’s President and Chief Executive Officer (the “CEO”) or the Company’s Board of Directors (the “Board”), which duties are consistent with the Executive’s positions (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the CEO or the Board;

(iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) the Executive’s material breach of any material obligation under this Agreement between the Executive and the Company; or

(ix) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from receipt of the Notice of Termination within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause.

2. Severance Benefits upon Termination Without Cause.

(a) In the event of a termination of the Executive’s employment by the Company without Cause, the Executive shall be entitled to receive:

(i) any accrued but unpaid base salary, which shall be paid in accordance with the Company’s normal payroll practices;

(ii) any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy and Section 16(c) hereof; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the terms of the employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, applicable to former employees; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 2(a)(i) through (2)(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b) Subject to the Executive’s compliance with Sections 5, 6 and 7 hereof and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within sixty (60) days following the Termination Date (such sixty (60)-day period, the “Release Execution Period”), in the event of a termination of the Executive’s employment by the Company without Cause, the Executive shall be entitled to receive:

(i) equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to [__________]1 times the sum of the Executive’s base salary and target bonus for the year in which the Termination Date occurs, which (a) shall be paid for [__________]2 months following the Termination Date and (b) unless later commencement is required pursuant to Section 16(b) hereof, shall commence within seventy (70) days following the Termination Date; provided that, if the Release Execution Period begins in one calendar year and ends in another calendar year, payment shall not commence until the beginning of the second calendar year, with the first installment payment including all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date;

(ii) if the Executive timely and properly elects medical and/or dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the COBRA premium paid by the Executive for such medical and/or dental continuation coverage, which reimbursement shall be limited to the employer portion of the monthly health and/or dental premium (as applicable) that the Company pays (or waives, as applicable) on behalf of active employees as of the Termination Date (the “COBRA Payment”). The Executive shall provide evidence to the Company of such premium payment no later than the last day of the month following the month of applicable coverage. If the Executive timely remits evidence of the applicable premium payment to the Company, the Company shall pay the Executive the COBRA Payment no later than the last day of the second calendar month following the month of applicable coverage. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the [__________]3-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 2(b)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 2(b)(ii) in a manner as is necessary to comply with the ACA; and

[1]	For all executive officers other than David A. Dye, “one (1)”; for Mr. Dye, “one and one half (1 1⁄2)”
[2]	For all executive officers other than David A. Dye, “twelve (12)”; for Mr. Dye, “eighteen (18)”
[3]	For all executive officers other than David A. Dye, “twelve (12)”; for Mr. Dye, “eighteen (18)”

(iii) notwithstanding the terms of the applicable award agreements governing the Executive’s cash incentive and equity awards outstanding as of the Termination Date (the “Outstanding Awards”):

(A) except as otherwise set forth herein, subject to the Executive’s continued compliance with Sections 5, 6 and 7 hereof, during the Restricted Period (as defined in Section 6(a) hereof), the Executive’s outstanding unvested shares of restricted stock shall continue to vest according to the terms applicable to such awards as set forth in the applicable award agreements; provided, however, that any requirement in the award agreements that the Executive remain employed on a vesting date shall no longer apply. Notwithstanding anything in this Agreement to the contrary, if the Executive materially violates any of the restrictive covenants set forth in Sections 5, 6 and 7 hereof which violation, if curable, has not been cured within thirty (30) days after written notice from the Company to the Executive, the Executive shall be deemed to have forfeited the right to the outstanding unvested shares of restricted stock as of the date such restrictive covenant is violated; and

(B) the Executive will receive a pro rata portion of all of the Executive’s outstanding cash incentive awards and performance share awards that are earned based on the attainment of performance goals, with the Executive’s awards to be calculated in the manner set forth in the applicable award agreements based on the degree of attainment of the applicable performance goals at the end of the applicable performance period, with the amount of the awards, if any, to be pro-rated based on the number of days that the Executive was employed by the Company between the date of the beginning of the applicable performance period and the Termination Date as a percentage of the total number of days in the applicable performance period, and such awards, if any, shall be payable to the Executive in accordance with the timing provisions of the applicable award agreements.

The parties acknowledge and agree that, to the extent that this Section 2(b)(iii) affects any of the terms and conditions of the Outstanding Awards, this Agreement shall constitute an amendment of the applicable award agreements as they pertain to the Executive.

3. Severance Benefits upon Change in Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Company without Cause within twelve (12) months following a Change in Control (as defined below), the Executive shall be entitled to receive the Accrued Amounts (paid in accordance with Section 2(a) hereof) and, subject to the Executive’s compliance with Sections 5, 6 and 7 hereof and the Executive’s execution of a Release which becomes effective within the Release Execution Period, the Executive shall be entitled to receive the following:

(a) a lump sum payment equal to [__________]4 times the sum of the Executive’s base salary and target bonus for the year in which the Termination Date occurs, which shall be paid within seventy (70) days following the Termination Date (unless later payment is required pursuant to Section 16(b) hereof); provided that, if the Release Execution Period begins in one calendar year and ends in another calendar year, payment shall not be made until the beginning of the second calendar year; and

(b) if the Executive timely and properly elects medical and/or dental continuation coverage under COBRA, the Company shall reimburse the Executive for the COBRA Payment. The Executive shall provide evidence to the Company of such premium payment no later than the last day of the month following the month of applicable coverage. If the Executive timely remits evidence of the applicable premium payment to the Company, the Company shall pay the Executive the COBRA Payment no later than the last day of the second calendar month following the month of applicable coverage. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the [__________]5-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 3(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 3(b) in a manner as is necessary to comply with the ACA.

For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan Agreement or any successor plan.

4. Cooperation. The parties agree that certain matters in which the Executive will be involved during his or her employment by the Company (the “Employment Term”) may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the CEO or the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s base salary on the Termination Date.

[4]	For all executive officers other than David A. Dye, “one and one half (1 1⁄2)”; for Mr. Dye, “two (2)”
[5]	For all executive officers other than David A. Dye, “twelve (12)”; for Mr. Dye, “eighteen (18)”

5. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

(a) Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any of its affiliates (collectively, the “Company Group”) or the Company Group’s businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive’s authorized employment duties to the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive’s authorized employment duties to the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties).

(c) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, a subpoena, or pursuant to an order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(d) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(e) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

6. Restrictive Covenants. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company Group. The Executive understands and acknowledges that the services the Executive provides to the Company Group are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company Group’s ability to reserve these services for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

(a) Non-Competition. Because of the Company Group’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for [__________]6 months, to run consecutively, beginning on the Termination Date, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company (the “Restricted Period”), the Executive agrees and covenants not to engage in Prohibited Activity in the Geographic Area. For purposes of this Section 6, the terms “Prohibited Activity” and “Geographic Area” are defined in Exhibit A hereto.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section 6 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation, a subpoena, or an order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(b) Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group, or attempt to do so, during the Restricted Period.

(c) Non-Solicitation of Customers. The Executive agrees and covenants not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company Group’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company Group during the Restricted Period.

7. Non-Disparagement. The Executive agrees and covenants that he or she will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

[6]	For all executive officers other than David A. Dye, “twelve (12)”; for Mr. Dye, “eighteen (18)”

This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation, subpoena, or an order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Additionally, Executive understands and agrees that nothing in this Agreement prevents Executive from enforcing Executive’s rights under Section 7 of the National Labor Relations Act (“NLRA Section 7”), and Executive understands that Executive is able to participate in NLRA Section 7 activity, assist others in doing so, and otherwise cooperate with the National Labor Board’s investigative process. Furthermore, good faith allegations asserted in any civil action between the parties shall not violation this provision. The parties hereby knowingly and expressly disclaim the applicability of the Alabama Non-Disparagement Obligations Act (Ala. Code § 8-1-220, et seq.).

8. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group.

The Executive further acknowledges that the severance benefits provided to the Executive under this Agreement reflect, in part, the Executive’s obligations and the Company’s rights under Sections 5, 6 and 7 hereof.

9. Remedies. In the event of a breach by the Executive of Section 5, Section 6 or Section 7 hereof, the Executive agrees that the Company may seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such material breach from any court of competent jurisdiction. In addition, the Executive agrees that the Company will be entitled to recover all payments already made under this Agreement as liquidated damages (and not as a penalty) and cease payment of any as of yet unpaid severance benefits, except that the Company will not seek to recover the first $500 worth of severance benefits provided to the Executive, which the Executive may retain and agrees will constitute full and adequate consideration for the Release to be provided by the Executive hereunder.

10. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Alabama without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Alabama. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by an authorized officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15. Tolling. In the event of any violation of the provisions of Section 5, Section 6 or Section 7 hereof, the Executive acknowledges and agrees that the post-termination restrictions contained in such sections that are the subject of the violation shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

16. Section 409A.

(a) General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-

term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of any restrictive covenants sections contained in this Agreement that remain ongoing at such time.

18. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

19. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Computer Programs and Systems, Inc.

54 St. Emanuel Street

Mobile, AL 36602

Attention: President and Chief Executive Officer

Chris.fowler@cpsi.com

If to the Executive:

Executive’s home address or email (only where receipt of the email is acknowledged by the Executive) most recently on file with the Company.

20. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

21. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

22. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:
Name:
Title:

EXECUTIVE:

[NAME]

EXHIBIT A

“Prohibited Activity” is defined as activity in which the Executive contributes the Executive’s knowledge or services, to sell, develop, modify or improve healthcare technology products or healthcare services, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company Group as conducted or proposed to be conducted as of the end of the Employment Term. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

“Geographic Area” shall mean North America and anywhere else the Company Group is conducting business as of the end of the Employment Term.

A-1